UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 5, 2016

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 5, 2016, pursuant to a Merger Agreement dated as of October 22, 2015 (the “Merger Agreement”) among Heartland Financial USA, Inc. (“Heartland”), CIC Bancshares, Inc. (“CIC Bancshares”) and Kevin W. Ahern, as Securityholders’ Representative, Heartland completed its acquisition of CIC Bancshares. In order to effect the acquisition, CIC Bancshares was merged (the “Merger”) with and into Heartland, with Heartland as the surviving corporation. As a result of the Merger, each share of CIC Class A common stock was converted into and exchanged for the right to receive (a) cash in the amount of $2.80 per share, (b) 0.3670 shares of the Heartland common stock and (c) a contingent right to payments (the “Contingent Payments”) due under several classified leases of CIC Bancshares’ bank subsidiary, if and when received. In addition, each share of CIC Bancshares 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B (the “CIC Bancshares Series B Preferred Stock”), was converted into and exchanged for the right to receive one share of Heartland 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (the “Heartland Series D Preferred Stock”).

Pursuant to the Merger Agreement, Heartland will issue a total of 2,003,411 shares of Heartland common stock to holders of CIC Bancshares Class A common stock and pay such holders a total of $15,284,878 in cash (in addition to any Contingent Payments). Heartland will also issue 3,000 shares of Heartland Series D Preferred Stock to holders of the CIC Bancshares Series B Preferred Stock. The Heartland Series D Preferred Stock will have substantially identical economic rights to the CIC Bancshares Series B Preferred Stock, except the Heartland Series D Preferred Stock will be convertible into Heartland common stock and the Contingent Payments rather than CIC Bancshares Class A common stock. The cash portion of the consideration payable to holders of CIC Bancshares Class A common stock will be funded by Heartland with cash on hand.

The issuance of the Heartland common stock and the Heartland Series D Preferred Stock in connection with the Merger was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S‑4 (File No. 333-208400), filed with the Securities and Exchange Commission (“SEC”) and declared effective on December 31, 2015 (the “Registration Statement”). The definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in the Registration Statement contains additional information about the Merger.

As of December 31, 2015, CIC Bancshares had assets of approximately $752 million, loans outstanding of $582 million and deposits of $656 million.

The Merger Agreement, which was included as Appendix A to the Proxy Statement/Prospectus and is incorporated herein by reference, and this summary are not intended to modify or supplement any factual disclosures about Heartland, and should not be relied upon as disclosure about Heartland without consideration of the periodic and current reports and statements that Heartland files with the SEC. The terms of the Merger Agreement govern the contractual rights and relationships, and allocate risks, among the parties in relation to the transactions contemplated by the Merger Agreement. In particular, the representations and warranties made by the parties to each other in the Merger Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Merger Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact. Heartland acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8‑K not misleading.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On February 5, 2016, Heartland filed a Certificate of Designation with the Secretary of State of the State of Delaware establishing the powers, preferences and special rights of the Heartland Series D Preferred Stock. The

Certificate of Designation was adopted by resolution of Heartland’s Board of Directors pursuant to the Certificate of Incorporation of Heartland, which vests in Heartland’s Board of Directors the authority to provide for the authorization and issuance of one or more series of preferred stock of Heartland. The Certificate of Designation amended Heartland’s Certificate of Incorporation and was effective immediately upon filing. A copy of the Certificate of Designation is attached as Exhibit 3.1 to this Current Report on Form 8‑K.

Item 8.01	Regulation FD Disclosure.

On February 8, 2016, Heartland issued a press release announcing completion of the acquisition of CIC Bancshares. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8‑K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1
Merger Agreement dated October 22, 2015 among Heartland Financial USA, Inc., CIC Bancshares, Inc. and Kevin W. Ahern, as Securityholders’ Representative (incorporated by reference to Appendix A to the Proxy Statement/Prospectus included in Heartland’s Registration Statement on Form S‑4 (File No. 333‑208400)).

3.1	Certificate of Designation of 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D, of Heartland Financial USA, Inc., dated February 5, 2016.
99.1	Press Release dated February 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2016	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
Executive Vice President
Chief Financial Officer